Exhibit 1

1

TRANSLATION

ARTICLES OF ASSOCIATION

OF

TELEFONAKTIEBOLAGET LM ERICSSON

STOCKHOLM

Org. No 556016-0680

§ 1

The name of the Company is Telefonaktiebolaget LM Ericsson. The company is a public company (publ).

§ 2

The objects of the Company are to, directly or indirectly, develop, construct, produce, sell and deliver and in other forms carry on trade and other commercial business related to goods, products and other equipment as well as maintenance and other services based on telecommunication and radio technology and other technologies for transference, transmission and other communications of speech, data, images, text, other kinds of information and means of payment and to carry on other activities consistent therewith.

§ 3

The Registered Office of the Board of Directors of the Company is in Stockholm.

§ 4

The Share Capital shall amount to no less than six thousand million (6,000,000,000) kronor and no more than twentyfour thousand million (24,000,000,000) kronor.

§ 5

The number of Shares shall amount to no less than 3,000,000,000 and no more than 12,000,000,000.

§ 6

Shares may be issued in three classes, series A, series B and series C. Shares of series A may be issued to a maximum amount of 12,000,000,000, Shares of series B to a maximum amount of 12,000,000,000, and Shares of series C to a maximum amount of 40,000,000. In voting at a General Meeting each Share of series A confers one vote, each Share of series B one tenth part of one vote and each Share of series C one thousandth part of one vote. Shares of series C do not entitle to dividend.

§ 7

If the Company decides to issue new series A, B and series C shares through a cash issue or an issue against payment through set-off of claims, each owner of series A, B and C shares has a pre-emptive right to subscribe to new shares of the same type in proportion to the number of old shares that the shareholder owns (primary pre-emptive rights). Shares not subscribed through primary pre-emptive rights shall be offered for subscription to all shareholders (subsidiary pre-emptive rights). If the number of shares so offered is less than the number subscribed through subsidiary pre-emptive rights, the shares shall be distributed among the subscribers in proportion to the number of old shares they own or, to the extent that is not possible, by lot.

If the Company decides to issue through a cash issue or an issue against payment through set-off of claims new shares either of series A, B or series C only, all shareholders, regardless of whether their shares are series A, B or series C, are entitled to pre-emptive rights to subscribe to the new shares in proportion to the number of old shares they own.

If the Company decides to issue warrants or convertibles through a cash issue or an issue against payment through set-off of claims, the shareholders have pre-emptive rights to subscribe to warrants as if the issue were of the shares that may be subscribed to pursuant to the warrant and, respectively, pre-emptive rights to subscribe to convertibles as if the issue were of the shares that the convertibles may be converted to.

The above conditions shall not restrict in any way the possibility of deciding on a cash issue or an issue against payment through set-off of claims entailing exceptions to the shareholders’ pre-emptive rights.

In the case of an increase in share capital through a bonus issue, new shares of each series shall be issued in proportion to the number of shares of the same type previously on issue. In such a case, old shares of each type entitle the holder to new shares of the same type. The aforesaid shall not restrict in any way the possibility of issuing shares of a new type through a bonus issue after the requisite changes have been made in the Articles of Association.

§ 8

The Company’s shares shall be registered in a central securities depository register pursuant to the Central Securities Depositories and Financial Instruments Accounts Act (1998:1479).

§ 9

The Board of Directors shall consist of no fewer than five and no more than twelve Directors with no more than six Deputy Directors.

§ 10

The Company shall as Auditor have no fewer than one and no more than three registered public accounting firms.

The Board of Directors is authorized to appoint one or several special auditors to audit such statements or plans prepared by the Board of Directors in accordance with the

Companies Act (2005:551) in relation to such an issue of shares, warrants or convertibles with provisions on non-cash consideration or that subscription shall be made against payment through set-off of claims or other provisions, transfer of own shares against non-cash consideration, reduction of the share capital or the statutory reserve, merger or division of limited companies.

§ 11

The financial year of the Company shall be the calendar year.

§ 12

The following matters shall be dealt with at the Annual General Meeting:

1.    election of a Chairman at the General Meeting;

2.    preparation and approval of a voting list;

3.    approval of the agenda;

4.    examination whether the Meeting has been properly convened;

5.    election of two persons to check the minutes;

6.	presentation of the Annual Report and the Auditors’ report and of the Consolidated Accounts and the Auditors’ report on the Group;

7.    resolutions in respect to

a.	adoption of the Profit and Loss Statement and the Balance Sheet and of the Consolidated Profit and Loss Statement and the Consolidated Balance Sheet,
b.	the Directors’ and the Managing Directors’ discharge from liability,
c.	appropriation of the Company’s profit or loss according to the adopted Balance Sheet;

8.    determining the number of Directors, Deputy Directors and Auditors;

9.    determining the remuneration payable to the Board of Directors and to Auditor;

10.  elections of Directors and of Deputy Directors;

11.  elections of Auditor;

12.  other matters which shall be dealt with at the Meeting.

§ 13

Notice convening a General Meeting shall be issued through announcement in Post- och Inrikes Tidningar as well as at the Company’s website. Announcement to the effect that notice convening a General Meeting has been issued shall be made in Dagens Nyheter and Svenska Dagbladet.

§ 14

In order to be admitted to a General Meeting, a Shareholder shall have given notice of his attendance to the company not later than the day mentioned in the notice convening the Meeting, at which time also the number of advisors shall be stated. This day may not be a Sunday, another public holiday, Saturday, Midsummer Eve, Christmas Eve or New Year’s Eve and may not fall earlier than five weekdays before the General Meeting.

§ 15

The Board of Directors may collect proxies pursuant to the procedure stated in Chapter 7, Section 4, second paragraph of the Companies Act (2005:551).

The Board of Directors may decide before a General Meeting that the shareholders shall be able to exercise their voting rights by post before the General Meeting pursuant to the procedure stated in Chapter 7, Section 4 a of the Companies Act (2005:551).

§ 16

The Board of Directors may resolve that persons not being shareholders of the Company shall be entitled, on the conditions stipulated by the Board, to attend or in any other manner follow the discussions at a General Meeting.

§ 17

The Company’s Board of Directors is authorized to decide on a reduction of the share capital through redemption of all series C shares.

In conjunction with the adoption of a resolution regarding redemption, holders of series C shares shall be obliged to surrender their shares for an amount equal to the ratio value of the shares. Payment of the redemption amount shall take place immediately.

§ 18

The Company’s Board of Directors is authorized to convert all series C shares to shares of series B when the Company holds the shares. Conversion shall be notified for registration without delay and be effected upon registration.

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March 2021